EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Fourth Quarter and Full Year 2014

Company Reports Strong Growth in Adjusted EPS of 61%

Acquisition of Prestige Cruise Holdings Completed in Fourth Quarter

Integration On Track with Identified Synergies of $50 Million

MIAMI, Feb. 17, 2015 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (NCL Corporation Ltd., "Norwegian Cruise Line Holdings", "Norwegian" or "the Company"), today reported financial results for the quarter and year ended December 31, 2014, and provided guidance for the first quarter and full year 2015. Reported results for the quarter and year ended December 31, 2014 include the results of the recently acquired Prestige Cruise Holdings, Inc. ("Prestige Cruise Holdings", "Prestige") beginning on the closing of the acquisition on November 19, 2014. Due to the abbreviated period of consolidation of Prestige's results, certain metrics are presented both on an as reported basis and on a basis excluding the results of Prestige ("Norwegian Stand-alone").

Full Year 2014 Highlights

  Acquisition of Prestige Cruise Holdings, parent company of Oceania Cruises and Regent Seven Seas Cruises, diversifies Company's product portfolio
  Adjusted EPS improvement of 61.0% (64.5% on a Norwegian Stand-alone basis)
  Adjusted Net Yield increase of 4.8% (3.3% on a Norwegian Stand-alone basis)
  Revenue increase of 21.6% to $3.1 billion
  Introduction of Norwegian Getaway, Norwegian Cruise Line's first year-round, Miami-based ship in over a decade

Full Year 2014 Results

"Looking back at our accomplishments over the past year, it is clear that 2014 will be remembered as one of solid growth and game-changing expansion for the company," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. "Strong results are a testament to the hard work and dedication of our team members who, despite operating in a challenging environment, kept a keen eye on optimizing pricing and managing expenses while delivering exceptional vacation experiences to our guests. Looking ahead, the acquisition of Prestige has created the cruise industry's most dynamic and diversified operator, one that is well-positioned to realize meaningful synergies and deliver superior results. I look forward to leading this exciting organization, which mixes a deep history in the industry with an entrepreneurial spirit that is unique among cruise operators," continued Del Rio.

The Company reported on an as reported basis a 61.0% increase in Adjusted EPS to $2.27, on Adjusted Net Income of $480.6 million, which excludes expenses related to the Prestige acquisition and other items. On a GAAP basis, diluted earnings per share and net income were $1.62 and $338.4 million, respectively. Earnings per share for 2014 includes a $(0.03) per share impact related to an incident on board Oceania Cruises' Insignia in December 2014. On a Norwegian Stand-alone basis, Adjusted EPS increased 64.5% to $2.32. This follows a 45% increase in Adjusted EPS in 2013 and further demonstrates the Company's underlying earnings power.

A 25.5% improvement in Adjusted Net Revenue to $2.4 billion was driven by a 19.8% increase in Capacity Days coupled with a 4.8% improvement in Adjusted Net Yield. Adjusted Net Revenue excludes a deferred revenue fair value adjustment of $10.1 million related to the acquisition of Prestige. The increase in Capacity Days was primarily a result of the addition of Norwegian Breakaway and Getaway, which entered the Norwegian Cruise Line fleet in April 2013 and January 2014, respectively, and the addition of Capacity Days from the Prestige fleet. The improvement in Adjusted Net Yield was primarily the result of a 3.3% increase in Norwegian Stand-alone Net Yield (3.2% on a Constant Currency basis) and partially due to the addition of Prestige's brands to the fleet. Revenue for the period increased 21.6% to $3.1 billion from $2.6 billion in 2013.

On an as reported basis, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 3.5%. Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 1.0% on a Norwegian Stand-alone basis (0.8% on a Constant Currency basis) due to investments in conjunction with the Norwegian NEXT program as well as increased marketing expenses to drive demand and stimulate close-in bookings in the fourth quarter and to carry momentum into Wave season.

The Company's fuel price per metric ton, excluding the impact of hedges, was $605 compared to $686 in 2013. The Company experienced a negative impact in 2014 of $10.3 million on the Company's hedge portfolio due to recent reductions in fuel prices compared to a benefit of $4.7 million in 2013. Net of hedges, fuel price per metric ton decreased to $625 compared to $675 in 2013. The Company's fuel consumption per Capacity Day decreased 3.1%.

Interest expense, net was $151.8 million in 2014 compared to $282.6 million in 2013.  Interest expense for 2014 reflected an increase in average debt outstanding associated with newbuild financings and debt incurred in connection with the acquisition of Prestige, substantially offset by lower interest rates from the benefits of the redemption of higher rate debt and refinancing transactions. In addition, 2014 reflects $15.4 million of expenses related to financing transactions in conjunction with the acquisition of Prestige while 2013 reflects $160.6 million of expenses associated with debt prepayments.

Fourth Quarter 2014 Results

Due to the timing of the closing of the acquisition, results from the consolidation of Prestige are more evident in the fourth quarter compared to the full year. Adjusted EPS in the period was $0.36 on Adjusted Net Income of $77.6 million, and excludes debt-related and other expenses related to the Prestige acquisition. On a GAAP basis, loss per share and net loss for the quarter were $(0.12) and $(25.6) million, respectively. On a Norwegian Stand-alone basis, Adjusted EPS was $0.40. GAAP earnings per share as well as Adjusted EPS on both an as reported and Norwegian Stand-alone basis include the benefit of the completion of our global tax platform.

Adjusted Net Revenue, for the period, which excludes the aforementioned deferred revenue fair value adjustment, increased 37.5% to $618.7 million on 23.8% growth in Capacity Days from the addition of Norwegian Getaway and the Prestige fleet as well as an 11.1% improvement in Adjusted Net Yield resulting from the addition of the Prestige fleet and a 3.9% increase on a Norwegian Stand-alone basis (4.5% on a Constant Currency basis).

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 9.9% as a result of the addition of the Prestige fleet and was essentially flat on a Norwegian Stand-alone basis. Fuel price per metric ton, excluding hedges was $529 for the fourth quarter of 2014 and $656 in 2013. The impact of the change in fuel prices on the Company's hedge portfolio in these same periods was a negative impact of $10.5 million in 2014 and a benefit of $0.8 million in 2013. Fuel price per metric ton, net of hedges, was $599 compared to $649 in the fourth quarter of 2013.

Interest expense, net increased to $56.4 million from $24.6 million primarily due to the aforementioned expenses in connection with the acquisition of Prestige and incremental interest expense related to the additional debt incurred in connection with the acquisition.

2015 Guidance and Sensitivities

In addition to the results for the fourth quarter and full year 2014, the Company also provided the following guidance for the first quarter and full year 2015, along with accompanying sensitivities. Guidance for Adjusted Net Yield and Adjusted Net Cruise Cost Excluding Fuel per Capacity Day are provided on an as reported basis as well as a Combined Company basis which compares expectations to 2014 results that include Prestige results assuming the acquisition had occurred at the beginning of 2014.

"Until recently, our booked revenue had been on par with prior year; however, the last three weeks of this Wave season has seen a significant acceleration in booking volume. Norwegian Escape is in a better booked position than her last two predecessor sister ships, Norwegian Breakaway and Getaway, and Seven Seas Explorer has set both single day and single week booking records at the Regent brand. At year end, and as of today, the company has more booked revenue and the highest net yields on future sailings than ever before, including full year 2015 and 2016," said Del Rio. "As anticipated, the combined impacts of the challenging Caribbean capacity and pricing environment along with a normalized winter season for the Norwegian brand, which last year included an extended bareboat charter of Norwegian Jade for the Sochi Olympics, results in tempered expectations for the first quarter. Looking to the balance of the year, the outlook is much more encouraging with solid pricing and booking trends across all markets. While 2015 is primarily an organic year, we expect to deliver robust Adjusted EPS growth of approximately 23%," said Del Rio.

	First Quarter 2015			Full Year 2015
		Combined Company (1)			Combined Company(1)
	As Reported	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Adjusted Net Yield	17.0 to 18.0%	(1.0) to (2.0)%	Flat to (1.0)%	Approx. 17.5%	Approx. 1.5%	Approx. 3.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	27.0 to 28.0%	4.5 to 5.5%	5.0 to 6.0%	Approx. 23.5%	Approx. 2.75%	Approx. 3.25%
Adjusted EPS (2)	$0.20 to $0.24			$2.70 to $2.90
Depreciation and amortization	$80 to $85 million			$335 to $345 million
Interest expense, net	$55 to $60 million			$220 to $230 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)	$0.03			$0.15
(1) Combined Company compares 2015 estimates with the combined results of Norwegian and Prestige for the first quarter and full year 2014.
(2) Net of full year impact of Insignia incident of $0.07 of which $0.05 is included in guidance for the first quarter
(3) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2015	Full Year 2015
Fuel consumption in metric tons	170,000	685,000
Fuel price per metric ton	$305	$350
Fuel price per metric ton, net of hedges	$510	$525
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.04

As of December 31, 2014, the Company had hedged approximately 68%, 55%, 39% and 8% of its 2015, 2016, 2017 and 2018 projected metric tons of fuel purchases, respectively. The average fuel price per metric ton of the hedge portfolio for the same periods is $520, $468, $416 and $400, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements such as ship Dry-dock refurbishments as part of the Norwegian NEXT program and ship construction contracts. As of December 31, 2014, anticipated capital expenditures together with amounts for ship construction and related export credit financing were as follows (in thousands, based on the euro/U.S. dollar exchange rate as of December 31, 2014):

	Full Year
	2015	2016	2017
Ship construction	$ 975,782	$ 648,378	$ 891,064
Ship financing	(683,663)	(477,197)	(666,112)
Ship construction net of financing	$ 292,119	$ 171,181	$ 224,952
Business Enhancement Capital Expenditures, including ROI Capital Expenditures (1) (2)	$ 154,000	$ 160,000	$ 156,000
Incremental ROI Capital Expenditures for exhaust gas scrubbers	$ 28,000	$ 8,000	--

(1) Full Year 2015 includes $51 million in ROI Capital Expenditures and investment primarily for development of the Company's Harvest Caye destination in Belize
(2) Excludes amounts for exhaust gas scrubbers

Company Updates and Other Business Highlights

In November 2014, the Company completed the acquisition of Prestige Cruise Holdings for total transaction consideration of $3.025 billion in cash, stock and the assumption of debt. Additionally, contingent cash consideration of up to $50 million would be payable to Prestige shareholders upon achievement of certain 2015 performance milestones. The Company issued $680 million in senior unsecured notes in a private placement to fund a portion of the purchase price along with related fees and expenses.

At the time of the acquisition the Company announced cost synergies in the $25 million range.  The Company is reiterating this level for 2015, having identified synergies in the consolidation of office operations, insurance costs, port fees and shore excursion concessionaire contracts.  In addition the Company has so far identified revenue synergies of $15 million exclusively from opportunities in onboard revenue, for a first year synergy figure of at least $40 million, which is embedded in the Company's guidance.  The same items that constitute this $40 million synergy in 2015, equate to approximately $50 million in 2016.

In December 2014, an incident on board Oceania Cruises' Insignia resulted in the cancellation of certain voyages. Repairs on the vessel are on schedule for a return to service in March 2015. The impact of this incident has been included in the Company's first quarter and full year 2015 guidance.

In 2014 the Company continued its tradition of recruiting strong leaders with extensive experience both inside and outside of the cruise industry. With over 20 years of experience in the cruise industry, Frank J. Del Rio assumed the role of President and Chief Executive Officer of Norwegian Cruise Line Holdings after founding and leading Oceania Cruises and later Prestige Cruise Holdings through over 10 years of growth and a preeminent position in the upscale cruise segment. Drew Madsen joined the Company in October 2014 as President and Chief Operating Officer of the Norwegian Cruise Line brand. Mr. Madsen brings with him over 30 years of experience in the hospitality and consumer products industries. In December 2014, Jason Montague was appointed President and Chief Operating Officer of Prestige, overseeing both the Oceania Cruises and Regent Seven Seas Cruises brands. Mr. Montague previously served as Chief Financial Officer of Prestige.

Upcoming Fleet Additions

Norwegian Cruise Line

The line welcomes its largest ship and the first ship in its Breakaway Plus class fleet, Norwegian Escape, in October 2015. The line announced an exclusive partnership with Margaritaville Holdings LLC to bring to sea for the first time the popular dining concept Jimmy Buffet's Margaritaville along with the 5 O'Clock Somewhere Bar. Recently announced dining and entertainment concepts include venues from Iron Chef Jose Garces and the Michael Mondavi Family and productions of Broadway shows After Midnight and Million Dollar Quartet.

Oceania Cruises

In November 2014 the Company announced the purchase of Ocean Princess, the 684-passenger sister ship to the line's Insignia, Regatta and Nautica, to be delivered in March 2016. The ship will be relaunched as Sirena after a 35-day, $40 million refurbishment that will bring her accommodations and offerings up to the standards of an Oceania Cruises vessel. The total investment in Sirena equates to approximately $180,000 per Berth and represents an exceptional potential ROI when considering the upper premium per diems the ship will garner as part of the Oceania Cruises fleet. Sirena is expected to welcome her first guests in April 2016.

Regent Seven Seas Cruises

Designs and offerings of the line's upcoming newbuild, Seven Seas Explorer, were revealed to the public for the first time in January 2015. Billed as the most luxurious ship ever built, the 750-berth Seven Seas Explorer will house the line's first ever Regent Suite, a 3,875-square foot suite with built-in spa retreat and glass enclosed viewing area, along with classic Regent dining venues such as Compass Rose, La Veranda and Prime 7. Explorer set both single day and first week reservation records after sailings opened for sale to Seven Seas Society members on January 19.

Conference Call

The Company has scheduled a conference call for Wednesday, February 18, 2015 at 11:00 a.m. EST to discuss fourth quarter and full year 2014 results. A link to the live webcast can be found on the Company's Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a diversified cruise operator of leading global cruise lines spanning market segments from contemporary to luxury under the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

These brands operate a combined 21 ships with approximately 40,000 lower berths visiting more than 420 destinations worldwide.  The Company's brands will introduce six ships through 2019.

Norwegian Cruise Line is the innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising, which revolutionized the industry by giving guests more freedom and flexibility on the most contemporary ships at sea.  Oceania Cruises is the market leader in the upper-premium cruise segment featuring the finest cuisine at sea, elegant accommodations, impeccable service and destination-driven itineraries.  Regent Seven Seas Cruises is the market leader in the luxury cruise segment with all-suite accommodations, highly personalized service and the industry's most inclusive luxury experience featuring round-trip air, fine wines and spirits and unlimited shore excursions among its numerous included amenities.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in cash and stock for a total transaction consideration of $3.025 billion, including the assumption of debt. The acquisition consideration is subject to a contingent cash payment of up to $50 million upon achievement of certain 2015 revenue milestones.

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income (loss) adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.   Net Yield adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Business Enhancement Capital Expenditures. Capital expenditures other than those related to new ship construction and ROI Capital Expenditures.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Combined Company. Combined financial results of Norwegian and Prestige for 2014.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Corporate Reorganization. In connection with the consummation of the IPO, the Sponsors' ordinary shares in NCLC were exchanged for the ordinary shares of NCLH at a share exchange ratio of 1.0 to 8.42565 and NCLH became the owner of 100% of the ordinary shares and parent company of NCLC.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consummated on January 24, 2013.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended for the Acquisition of Prestige.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Norwegian Stand-alone. Results of operations excluding consolidation of results of Prestige.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

ROI Capital Expenditures. Comprised of project-based capital expenditures which have a quantified return on investment.

Secondary Equity Offering(s). Public offering(s) of the Company's ordinary shares in March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Sponsors. Refers to Genting HK, the Apollo Funds and/or the TPG Viking Funds.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA, Adjusted Net Income and Adjusted EPS to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and earnings per share excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the effects of costs incurred in connection with the Acquisition of Prestige; the ability to realize, or delays in realizing, the anticipated benefits of the Acquisition of Prestige; the assumption of certain potential liabilities relating to Prestige's business; the diversion of management's attention away from operations as a result of the integration of Prestige's business; the effect that the Acquisition of Prestige may have on employee relations and on our ability to retain key personnel; the adverse impact of general economic conditions and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks associated with operating internationally, including changes in interest rates and/or foreign currency exchange rates; changes in fuel prices and/or other cruise operating costs; our efforts to expand our business into new markets; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; the impact of the spread of epidemics and viral outbreaks; the impact of any future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain of our ships and certain other services; the impact of delays in our shipbuilding program and ship repairs, maintenance and refurbishments; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of seasonal variations in passenger fare rates and occupancy levels at different times of the year; the effect of adverse incidents involving cruise ships and our ability to obtain adequate insurance coverage; the impact of any breaches in data security or other disturbances to our information technology and other networks; our ability to keep pace with developments in technology; the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; the impact of pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; the control of our business by our Sponsors; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.nclhltdinvestor.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue
Passenger ticket	$ 556,881	$ 415,399	$ 2,212,547	$ 1,815,869
Onboard and other	232,028	184,946	913,334	754,425
Total revenue	788,909	600,345	3,125,881	2,570,294
Cruise operating expense
Commissions, transportation and other	129,006	108,166	503,722	455,816
Onboard and other	51,220	42,095	224,000	195,526
Payroll and related	131,261	92,887	452,647	340,430
Fuel	89,478	78,324	326,231	303,439
Food	43,004	35,553	168,240	136,785
Other	74,651	60,764	271,784	225,663
Total cruise operating expense	518,620	417,789	1,946,624	1,657,659
Other operating expense
Marketing, general and administrative	139,585	64,232	403,169	301,155
Depreciation and amortization	84,262	56,894	273,147	215,593
Total other operating expense	223,847	121,126	676,316	516,748
Operating income	46,442	61,430	502,941	395,887
Non-operating income (expense)
Interest expense, net	(56,438)	(24,633)	(151,754)	(282,602)
Other income (expense)	(14,158)	235	(10,853)	1,403
Total non-operating income (expense)	(70,596)	(24,398)	(162,607)	(281,199)
Net income (loss) before income taxes	(24,154)	37,032	340,334	114,688
Income tax benefit (expense)	(1,494)	(625)	2,267	(11,802)
Net income (loss)	(25,648)	36,407	342,601	102,886
Net income (loss) attributable to non-controlling interest	(39)	315	4,249	1,172
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (25,609)	$ 36,092	$ 338,352	$ 101,714

Weighted-average shares outstanding
Basic	212,698,622	205,112,064	206,524,968	202,993,839
Diluted	212,698,622	210,914,163	212,017,784	209,239,484

Earnings (loss) per share
Basic	$ (0.12)	$ 0.18	$ 1.64	$ 0.50
Diluted	$ (0.12)	$ 0.17	$ 1.62	$ 0.49

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss)	$ (25,648)	$ 36,407	$ 342,601	$ 102,886
Other comprehensive income (loss):
Shipboard Retirement Plan	(2,595)	2,187	(2,311)	2,538
Cash flow hedges:
Net unrealized gain (loss)	(194,076)	14,866	(238,436)	2,247
Amount realized and reclassified into earnings	11,529	(505)	13,354	(4,128)
Total other comprehensive income (loss)	(185,142)	16,548	(227,393)	657
Total comprehensive income (loss)	(210,790)	52,955	115,208	103,543
Comprehensive income (loss) attributable to non-controlling interest	(1,018)	455	2,808	900
Total comprehensive income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (209,772)	$ 52,500	$ 112,400	$ 102,643

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 84,824	$ 56,467
Accounts receivable, net	32,432	18,260
Inventories	56,555	43,715
Prepaid expenses and other assets	109,924	64,482
Total current assets	283,735	182,924

Property and equipment, net	8,623,773	5,647,670
Goodwill, tradenames and other long-term assets	2,675,980	820,384
Total assets	$ 11,583,488	$ 6,650,978
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 576,947	$ 286,575
Accounts payable	101,983	86,788
Accrued expenses and other liabilities	552,514	253,752
Due to affiliate	37,948	36,544
Advance ticket sales	817,207	411,829
Total current liabilities	2,086,599	1,075,488
Long-term debt	5,607,157	2,841,214
Due to affiliate	18,544	55,128
Other long-term liabilities	352,375	47,882
Total liabilities	8,064,675	4,019,712
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 230,116,780 shares issued at December 31, 2014 and 205,160,340 issued and outstanding at December 31, 2013	228	205
Additional paid-in capital	3,702,346	2,822,864
Accumulated other comprehensive income (loss)	(242,642)	(16,690)
Retained earnings (deficit)	140,881	(197,471)
Treasury shares (2,486,350 ordinary shares at cost)	(82,000)	--
Total shareholders' equity controlling interest	3,518,813	2,608,908
Non-controlling interest	--	22,358
Total shareholders' equity	3,518,813	2,631,266
Total liabilities and shareholders' equity	$ 11,583,488	$ 6,650,978

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 30,
	2014	2013
Cash flows from operating activities
Net income	$ 342,601	$ 102,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	304,877	245,111
Loss (gain) on derivatives	7,274	(861)
Deferred income taxes, net	6,187	2,844
Write-off of deferred financing fees	15,628	36,357
Share-based compensation expense	14,617	23,075
Changes in operating assets and liabilities:
Accounts receivable, net	(7,256)	(3,198)
Inventories	(261)	(4,034)
Prepaid expenses and other assets	(6,373)	(15,667)
Accounts payable	315	7,662
Accrued expenses and other liabilities	(18,061)	25,925
Advance ticket sales	(23,947)	55,181
Net cash provided by operating activities	635,601	475,281
Cash flows from investing activities
Acquisition of Prestige, net of cash received	(826,686)	--
Additions to property and equipment	(1,051,974)	(894,851)
Net cash used in investing activities	(1,878,660)	(894,851)
Cash flows from financing activities
Repayments of long-term debt	(1,688,720)	(2,393,613)
Repayments to Affiliate	(37,043)	(116,694)
Proceeds from long-term debt	3,189,721	2,522,311
Proceeds from the issuance of ordinary shares, net	--	473,914
Proceeds from the exercise of share options	5,857	2,020
Purchases of treasury shares	(82,000)	--
NCLC partnership tax distributions	(218)	--
Deferred financing fees and other	(116,181)	(57,401)
Net cash provided by financing activities	1,271,416	430,537
Net increase in cash and cash equivalents	28,357	10,967
Cash and cash equivalents at beginning of the period	56,467	45,500
Cash and cash equivalents at end of the period	$ 84,824	$ 56,467

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended			Year Ended
		December 31,			December 31,
		2014		2013	2014		2013
			Norwegian			Norwegian
		As Reported	Stand-alone	As Reported	As Reported	Stand-alone	As Reported
Passengers carried		627,463	611,920	405,007	2,133,981	2,118,438	1,628,278
Passenger Cruise Days		3,554,855	3,323,655	2,939,187	13,634,200	13,403,000	11,400,906
Capacity Days		3,398,468	3,138,164	2,745,734	12,512,459	12,252,155	10,446,216
Occupancy Percentage		104.6%	105.9%	107.0%	109.0%	109.4%	109.1%

Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014			2013	2014			2013
			Norwegian				Norwegian
			Stand-alone				Stand-alone
		Norwegian	Constant			Norwegian	Constant
	As Reported	Stand-alone	Currency	As Reported	As Reported	Stand-alone	Currency	As Reported

Passenger ticket revenue	$ 556,881	$ 460,338	$ 464,609	$ 415,399	$ 2,212,547	$ 2,116,004	$ 2,117,499	$ 1,815,869
Onboard and other revenue	232,028	216,876	216,876	184,946	913,334	898,182	898,528	754,425
Total revenue	788,909	677,214	681,485	600,345	3,125,881	3,014,186	3,016,027	2,570,294
Less:
Commissions, transportation and other expense	129,006	97,265	98,700	108,166	503,722	471,981	474,466	455,816
Onboard and other expense	51,220	45,253	45,253	42,095	224,000	218,033	218,379	195,526
Net Revenue	608,683	534,696	537,532	450,084	2,398,159	2,324,172	2,323,182	1,918,952
Non-GAAP Adjustment:
Deferred revenue (1)	10,052	--	--	--	10,052	--	--	--
Adjusted Net Revenue	$ 618,735	$ 534,696	$ 537,532	$ 450,084	$ 2,408,211	$ 2,324,172	$ 2,323,182	$ 1,918,952
Capacity Days	3,398,468	3,138,164	3,138,164	2,745,734	12,512,459	12,252,155	12,252,155	10,446,216

Gross Yield	$ 232.14	$ 215.80	$ 217.16	$ 218.65	$ 249.82	$ 246.01	$ 246.16	$ 246.05
Net Yield	$ 179.11	$ 170.38	$ 171.29	$ 163.92	$ 191.66	$ 189.69	$ 189.61	$ 183.70
Adjusted Net Yield	$ 182.06	$ 170.38	$ 171.29	$ 163.92	$ 192.47	$ 189.69	$ 189.61	$ 183.70

(1) Reflects deferred revenue fair value adjustments totalling $10.1 million related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014			2013	2014			2013
			Norwegian				Norwegian
			Stand-alone				Stand-alone
		Norwegian	Constant			Norwegian	Constant
	As Reported	Stand-alone	Currency	As Reported	As Reported	Stand-alone	Currency	As Reported
Total cruise operating expense	$ 518,620	$ 435,777	$ 437,282	$ 417,789	$ 1,946,624	$ 1,863,781	$ 1,864,814	$ 1,657,659
Marketing, general and administrative expense	139,585	111,046	111,673	64,232	403,169	374,630	374,080	301,155
Gross Cruise Cost	658,205	546,823	548,955	482,021	2,349,793	2,238,411	2,238,894	1,958,814
Less:
Commissions, transportation and other expense	129,006	97,265	98,700	108,166	503,722	471,981	474,466	455,816
Onboard and other expense	51,220	45,253	45,253	42,095	224,000	218,033	218,379	195,526
Net Cruise Cost	477,979	404,305	405,002	331,760	1,622,071	1,548,397	1,546,049	1,307,472
Less: Fuel expense	89,478	78,592	78,592	78,324	326,231	315,345	315,345	303,439
Net Cruise Cost Excluding Fuel	388,501	325,713	326,410	253,436	1,295,840	1,233,052	1,230,704	1,004,033
Less Non-GAAP Adjustments:
Non-cash share-based compensation related to the IPO (1)	--	--	--	--	--	--	--	18,527
Non-cash compensation payroll and related (2)	2,549	2,549	2,549	--	7,693	7,693	7,693	--
Non-cash compensation (3)	11,075	11,075	11,075	4,841	20,627	20,627	20,627	8,898
Secondary Equity Offerings' expenses (4)	--	--	--	851	2,075	2,075	2,075	2,251
Acquisition expenses (5)	37,245	28,298	28,298	--	57,513	48,566	48,566	--
Other (6)	860	860	860	50	3,804	3,804	3,804	3,373
Adjusted Net Cruise Cost Excluding Fuel	$ 336,772	$ 282,931	$ 283,628	$ 247,694	$ 1,204,128	$ 1,150,287	$ 1,147,939	$ 970,984

Capacity Days	3,398,468	3,138,164	3,138,164	2,745,734	12,512,459	12,252,155	12,252,155	10,446,216

Gross Cruise Cost per Capacity Day	$ 193.68	$ 174.25	$ 174.93	$ 175.55	$ 187.80	$ 182.70	$ 182.73	$ 187.51
Net Cruise Cost per Capacity Day	$ 140.65	$ 128.83	$ 129.06	$ 120.83	$ 129.64	$ 126.38	$ 126.19	$ 125.16
Net Cruise Cost Excluding Fuel per Capacity Day	$ 114.32	$ 103.79	$ 104.01	$ 92.30	$ 103.56	$ 100.64	$ 100.45	$ 96.11
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 99.10	$ 90.16	$ 90.38	$ 90.21	$ 96.23	$ 93.88	$ 93.69	$ 92.95

(1) Non-cash share-based compensation expenses related to the IPO, which are included in Marketing, general and administrative expense.
(2) Non-cash compensation expenses related to the crew pension plan, which are included in Payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity grants, which are included in Marketing, general and administrative expense.
(4) Expenses related to the Secondary Equity Offerings, which are included in Marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, including legal, accounting and consulting services, as well as integration and severance costs, which are included in Marketing, general and administrative expense.
(6) Primarily expenses related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in Marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014		2013	2014		2013
		Norwegian			Norwegian
	As Reported	Stand-alone	As Reported	As Reported	Stand-alone	As Reported
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (25,609)	$ 5,763	$ 36,092	$ 338,352	$ 369,724	$ 101,714
Net income (loss) attributable to non-controlling interest	(39)	(39)	315	4,249	4,249	1,172
Net income (loss)	(25,648)	5,724	36,407	342,601	373,973	102,886
Non-GAAP Adjustments:
Non-cash share-based compensation related to the IPO (1)	--	--	--	--	--	18,527
Non-cash compensation payroll and related (2)	2,549	2,549	--	7,693	7,693	--
Non-cash share-based compensation (3)	11,075	11,075	4,842	20,627	20,627	9,408
Taxes related to changes in corporate structure (4)	10,551	10,551	(1,676)	5,247	5,247	(5)
Secondary Equity Offerings' expenses (5)	--	--	851	2,075	2,075	2,251
Debt related expenses (6)	15,397	23,762	--	15,397	23,762	160,573
Acquisition expenses (7)	37,245	28,298	--	57,513	48,566	--
Deferred revenue (8)	13,004	--	--	13,004	--	--
Amortization of intangibles (9)	12,600	--	--	12,600	--	--
Other (10)	860	860	50	3,804	3,804	2,150
Adjusted Net Income	$ 77,633	$ 82,819	$ 40,474	$ 480,561	$ 485,747	$ 295,790

Diluted weighted-average shares outstanding - Net income (loss)	212,698,622 (11)
Diluted weighted-average shares outstanding - Adjusted Net Income	218,009,812	208,754,142	210,914,163	212,017,784	209,684,848	209,239,484
Diluted earnings (loss) per share	$ (0.12)	$ 0.03	$ 0.17	$ 1.62	$ 1.78	$ 0.49
Adjusted EPS	$ 0.36	$ 0.40	$ 0.19	$ 2.27	$ 2.32	$ 1.41

(1) Non-cash share-based compensation expenses related to the IPO, which are included in Marketing, general and administrative expense.
(2) Non-cash compensation expenses related to the crew pension plan, which are included in Payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity grants, which are included in Marketing, general and administrative expense.
(4) Taxes related to the Corporate Reorganization, which are included in Income tax benefit (expense).
(5) Expenses related to the Secondary Equity Offerings, which are included in Marketing, general and administrative expense.
(6) Write-off of deferred financing fees, premiums paid and other expenses related to prepayments of debt, which are included in Interest expense, net.
(7) Expenses related to the Acquisition of Prestige, including legal, accounting and consulting services, as well as integration and severance costs, which are included in Marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(9) Amortization of intangible assets related to the Acquisition of Prestige, which are included in Depreciation and amortization.
(10) Primarily expenses related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in Marketing, general and administrative expense.
(11) Due to a net loss excludes 5,311,190 shares, as including these would be antidilutive.

EBITDA and Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014		2013	2014		2013
		Norwegian			Norwegian
	As Reported	Stand-alone	As Reported	As Reported	Stand-alone	As Reported
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ (25,609)	$ 5,763	$ 36,092	$ 338,352	$ 369,724	$ 101,714
Interest expense, net	56,438	55,555	24,633	151,754	150,871	282,602
Income tax expense (benefit)	1,494	1,482	625	(2,267)	(2,279)	11,802
Depreciation and amortization expense	84,262	64,268	56,894	273,147	253,153	215,593
EBITDA	116,585	127,068	118,244	760,986	771,469	611,711
Non-GAAP Adjustments:
Net income (loss) attributable to non-controlling interest	(39)	(39)	315	4,249	4,249	1,172
Other (income) expense	14,158	3,362	(235)	10,853	57	(1,403)
Non-cash share-based compensation related to the IPO (1)	--	--	--	--	--	18,527
Non-cash compensation payroll and related (2)	2,549	2,549	--	7,693	7,693	--
Non-cash share-based compensation (3)	11,075	11,075	4,841	20,627	20,627	11,623
Secondary Equity Offerings' expenses (4)	--	--	851	2,075	2,075	2,251
Acquisition expenses (5)	37,245	28,298	--	57,513	48,566	--
Deferred revenue (6)	10,052	--	--	10,052	--	--
Other (7)	860	860	50	3,804	3,804	3,314
Adjusted EBITDA	$ 192,485	$ 173,173	$ 124,066	$ 877,852	$ 858,540	$ 647,195

(1) Non-cash share-based compensation expenses related to the IPO, which are included in Marketing, general and administrative expense.
(2) Non-cash compensation expenses related to the crew pension plan, which are included in Payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity grants, which are included in Marketing, general and administrative expense.
(4) Expenses related to the Secondary Equity Offerings, which are included in Marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, including legal, accounting and consulting services, as well as integration and severance costs, which are included in Marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are included in Net Revenue.
(7) Primarily expenses related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in Marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	December 31,
	2014	2013
Long-term debt, net of current portion	$ 5,607,157	$ 2,841,214
Current portion of long-term	576,947	286,575
Total debt	6,184,104	3,127,789
Less: Cash and cash equivalents	84,824	56,467
Net Debt	6,099,280	3,071,322
Total shareholders' equity	3,518,813	2,631,266
Net Debt and shareholders' equity ("Capital")	$ 9,618,093	$ 5,702,588
Net Debt-to-Capital	63.4%	53.9%

Free Cash Flow and Adjusted Free Cash Flow were calculated as follows (in thousands):

	Year Ended
	December 31,
	2014	2013

Net cash provided by operating activities	$ 635,601	$ 475,281
Less: Capital expenditures for ship construction (1)	(843,542)	(794,671)
Less: Capital expenditures for business enhancements and other	(208,432)	(100,180)
Free Cash Flow	(416,373)	(419,570)
Proceeds from ship construction financing facilities (1)	818,062	640,586
Fees related to debt prepayment	--	124,215
Adjusted Free Cash Flow	$ 401,689	$ 345,231

(1) Includes a ship purchased from a third party to join the Oceania fleet which will be named Sirena.
CONTACT: Investor Relations Contact
         Wendy Beck
         (305) 436-4098
         InvestorRelations@ncl.com

         Media Contact
         AnneMarie Mathews
         (305) 436-4799
         PublicRelations@ncl.com